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Euronet Worldwide, Inc.
Stephanie Taylor
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Euronet Worldwide Updates Fourth Quarter 2016 Guidance Due To Cash Supply Shortage in India and Changes in Foreign Currency Exchange Rates

Leawood, Kansas, USA - November 29, 2016 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ:EEFT), a leading electronics payments provider, today announces an update to its fourth quarter earnings estimates following continued cash supply shortages in India together with continued strengthening of the U.S. dollar against many of the currencies of the countries where it operates.

Effective November 9, 2016, the Indian government made a surprise announcement that the Rs 500 and Rs 1000 banknotes would no longer be recognized as legal currency and would be removed from circulation. According to the Reserve Bank of India’s March 2016 annual report, Rs 500 and Rs 1000 banknotes comprised 86% of the country’s total currency. The notes will be replaced with a new Rs 500 note and a new Rs 2000 note, retiring (or demonetizing) completely the Rs 1000 banknote. Initial comments from the Indian government indicated that the demonetization of the Rs 500 and Rs 1000 banknotes would result in a temporary cash supply shortage of a few days. However, based on recent communications from the Indian authorities, together with the Company’s experience through the end of November, the Company now believes that access to cash will be limited for a longer period than originally anticipated. Consequently, the cash supply shortage will adversely impact Euronet’s fourth quarter revenue earned from ATM cash withdrawals on the more than 12,000 ATMs Euronet owns or operates as well as revenue earned from money transfer remittance payout in India.

“The economic situation in India is unfortunate for our business, but it is transitory and we expect to resume normal operations in India soon. In the meantime, our hearts go out to the millions of Indians impacted by the cash shortage who are unable to obtain cash to pay for their bare necessities,” said Michael J. Brown, Euronet’s Chairman and Chief Executive Officer. “I am proud of our teams in India who are doing everything possible to help bring cash to Indian residents across the country.”

In addition to the impact of the Indian demonetization, certain foreign currencies have weakened substantially since the Company gave guidance in October. The Company now expects that these two items will adversely impact its fourth quarter 2016 Adjusted Earnings per Share by approximately $0.07 - $0.09, resulting in updated guidance of $0.98 - $1.00 Adjusted Earnings per Share. Based on the Indian authorities’ representations to resupply banknotes, the Company currently expects the impact from the cash shortage in India to be short-term and that business in India will return to normal by the beginning of 2017.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 29,276 ATMs, approximately 156,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 52 countries; card software solutions; a prepaid processing network of approximately 647,000 POS terminals at approximately 304,000 retailer locations in 35 countries; and a global money transfer network of approximately 314,000 locations serving 144 countries. With corporate headquarters in Leawood, Kansas, USA, and 59 worldwide offices, Euronet serves clients in approximately 160 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Forward Looking Statement Disclaimer
Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: delays in the issuance by the Indian government of the new Rs 500 and Rs 2000 banknotes; conditions in world financial markets and general economic conditions, including the effects in Europe of the recent Brexit vote and economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems or those of our customers or vendors; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.